                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citadel Broadcasting Company:

We consent to incorporation by reference in the registration statement filed (No. 333-92593) on Form S-3 of Citadel Broadcasting Company of our report dated March 24, 2000 on the combined balance sheets of Broadcasting Partners Holdings Radio Group as of December 31, 1998 and 1999 and the related combined statements of operations, partners' capital and cash flows for the period from January 9, 1997 (date of inception) through December 31, 1997 and for each of the years in the two-year period ended December 31, 1999, which report appears in Form 8-K of Citadel Broadcasting Company dated April 15, 2000.

Our report refers to a change in accounting for start-up costs.

                                  /s/ KPMG LLP

McLean, Virginia
April 27, 2000